Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.:

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of CEMEX, S.A.B. de C.V. of our reports dated June 29, 2009, with respect to the consolidated balance sheets of CEMEX, S.A.B. de C.V. and subsidiaries (the Company) as of December 31, 2008 and 2007, the related consolidated income statements and consolidated statements of stockholders’ equity for the years ended December 31, 2008, 2007 and 2006, the consolidated statement of cash flows for the year ended December 31, 2008, the consolidated statements of changes in financial position for the years ended December 31, 2007 and 2006, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which appear in the December 31, 2008 Annual Report on Form 20-F of CEMEX, S.A.B. de C.V. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-3.

Our report dated June 29, 2009 with respect to the consolidated financial statements described in the preceding paragraph contains an explanatory paragraph that states that the Company’s ability to fulfill its short and long-term debt obligations that mature in 2009 is dependent on successfully completing their refinancing, which raises substantial doubt about its ability to continue as a going concern; the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG Cárdenas Dosal, S.C.

/s/ Celin Zorrilla Rizo
Celin Zorrilla Rizo

Monterrey, N.L., Mexico

September 8, 2009